Exhibit 10.10

Amendment

Reference is made to the Deed of Non-competition and Right of First Refusal entered into by and between Sky Solar Holdings, Ltd., a company incorporated under the laws of the Cayman Islands, with its registered address in the Cayman Islands being at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Island, and Weili Su (苏维利) on September 15, 2014 (the “Deed”). This amendment to the Deed (the “Amendment”) is made on this 22nd day of October 2014 (the “Amendment Execution Date”) by and between Sky Solar Holdings, Ltd. and Weili Su. Capitalized terms used but not defined herein shall have the meanings attributed to such terms in the Deed.

The parties hereto agree as follows:

1.              Article 6 (Amendment) of the Deed shall be amended and restated in its entirety as follows:

“This Deed may not be amended or modified except by an instrument in writing signed by, or on behalf of, the parties hereto; provided that such amendment or modification shall also be approved by (i) a majority of the directors of the Listco, (ii) a majority of the independent directors of the Listco, and (iii) a special resolution of the Listco passed by an affirmative vote of shareholders representing at least two-thirds of the outstanding shares of the Listco present and voting in person or by proxy as a single class at a duly convened general meeting of the Listco.”

2.              Article 7 (Termination) of the Deed shall be amended and restated in its entirety as follows:

“This Deed shall terminate upon the earlier of (i) any de-listing of the Listco from the NASDAQ Global Select Market, other than any suspension of trading of the shares of the Listco for any reason, and (ii) the entry into a written agreement between the parties hereto to terminate this Deed, provided that such agreement to terminate this Deed shall also be approved by (x) a majority of the directors of the Listco, (y) a majority of the independent directors of the Listco, and (z) a special resolution of the Listco passed by an affirmative vote of shareholders representing at least two-thirds of the outstanding shares of the Listco present and voting in person or by proxy as a single class at a duly convened general meeting of the Listco.

Notwithstanding the foregoing, the Promisor’s non-competition undertakings and covenants set out in Article 3 herein above shall terminate upon the Promisor’s cessation to be the largest shareholder of the Listco.”

3.              Except as specifically set forth herein, the terms and conditions of the Deed shall remain unchanged and in full force and effect.

4.              This Amendment and the Deed constitute the entire understanding and agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior understandings and written or oral agreements among them pertaining thereto.

5.              All the rights and obligations of each party hereto under this Amendment shall be governed by and construed in accordance with the laws of Hong Kong, and each party hereto shall submit him/itself to the non-exclusive jurisdiction of the competent courts in Hong Kong with respect to any and all the disputes or litigations arising from this Amendment.

The parties hereto have caused their duly authorized representatives to execute and deliver this Amendment on the Amendment Execution Date.

Executed as a deed by and in the name of Sky Solar Holdings, Ltd.		)

By:	/s/ Amy (Yi) Zhang	)

)

witness:	/s/ Weizi Yang	)

Executed as a deed by Weili Su		)

/s/ Weili Su		)

)

witness:	/s/ Xin Zhao	)